Fourth Quarter and Year End 2012 Earnings Release Conference Call
February 20, 2013

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me this morning is Phil Widman, Senior Vice President and Chief Financial Officer. This will be Phil's last conference call for Terex which, as you know, is due to his planned retirement. We thank Phil for his more than ten years of service to Terex and its investors. Kevin Bradley, our incoming CFO is also participating. As you know, Kevin was recently the President of Terex Cranes. Also on the call is Tom Gelston, Vice President, Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents and geographic representation from developing markets.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights.  Phil will follow with a more detailed financial report and then I will give some summary comments before we open it up to your questions.  I would like to request that you ask one question and no more than follow-up in order to give everyone a chance to participate.

For this call we prepared a presentation which will guide our commentary. This is available on our website. Let me begin by referring to the forward-looking statement on page 2. Please review this statement as we will be discussing forward-looking information and non-GAAP measures relative to Terex's performance.

I will begin on page 3. Where are we and where are we headed? First to reflect upon 2012, we set some specific goals for execution in 2012 and we think we made excellent progress. In the area of margin improvement, on an adjusted basis, we achieved a 340 basis point improvement in operating margin, basically doubling from last year. Next in cash generation, we generated approximately $554 million in free cash flow, and from an adjusted earnings per share performance perspective, we achieved $1.83 per share compared with year ago adjusted earnings per share (EPS) of $0.46. In a few minutes, Phil will detail the differences between our adjusted and reported numbers. During the year, we meaningfully de-levered the Company and took some strategic actions to position us for a better 2013 and beyond. That's one of the reasons why we are optimistic overall about our business and our segment performance in 2013 that we will detail. Our outlook for this year will be for earnings per share of between $2.40 to $2.70 (excluding restructuring and unusual items) on net sales of between $7.9 billion and $8.3 billion. We are targeting free cash flow of more than $500 million and we expect to focus on further debt reduction as the year progresses. We are also communicating 2015 goals, which are goals, not guidance, as we have established these goals internally and believe it is appropriate to communicate them externally. We believe the Company can achieve net sales of approximately $10 billion, earnings per share of $5.00 plus, and a return on invested capital of at least 15% in 2015. We are not anticipating significant acquisitions, as our focus is on operational improvement.

Turning to page 4, our fourth quarter results reflected the slower economic environment that was evident in our reduced backlog at the end of the third quarter. We had an adjusted fourth quarter EPS of $0.19, but our margin improvements were key to staying positive. We had an adjusted operating margin of 4.5% compared with 3.8% in the 2011 fourth quarter. We continued to realize better pricing as well as making cost reduction progress. The interesting point here is that, despite about a $260 million decline in net sales, our gross profit in absolute dollars remained unchanged. We were not happy with the net sales decline, which we believe was mostly market based, except in Cranes, where we likely traded some share for profit improvement. This represents a better operating profile in our view, as now we are in a stronger position to capture growth at better margins. And if you reflect on the year in total, we started 2012 with a stronger economic environment and we ended it with a slightly weaker environment, but our operating performance continued to progress. This is highlighted by the free cash flow performance in the fourth quarter of $140 million. From a segment perspective, most performed as expected. Aerial Work Platforms (AWP), Cranes and Materials Processing (MP) delivered strong operating performance with improved margins despite some net sales softness in Cranes and MP. And at AWP, we were out of the telehandler business for most of the fourth quarter because we were doing a product changeover at our Moses Lake facility.

The Material Handling & Port Solutions (MHPS) and Construction segments underperformed. In the MHPS segment we had a net sales decrease of 15% with the majority of it coming from our Port Equipment business, but our European based Material Handling business also showed some significant softness. This puts further pressure on the integration efforts, which are on track, but now need to increase as our costs are likely too high for the net sales at this point in time. And lastly, the Construction business remains a work in progress as we are exiting underperforming businesses as a top priority, as well as continuing to lower our costs and finding new ways to build our business through alliances.

I will come back and summarize, but now I would like to turn it over to Phil who will review the quarter and annual performance as he has for these past ten plus years.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron, and good morning. As we turn to page 5, I'll review our financial results for the fourth quarter of 2012. Our net sales of $1.7 billion declined from the prior year quarter by 13% or $261 million. More than half of the reduction occurred in the Construction segment as we experienced softening order intake in the second half of the year, particularly in compact and material handling equipment in Europe as well as rigid trucks in developing markets. MHPS sales declined due primarily to softer demand for port equipment and, to a lesser extent, industrial material handling cranes largely in Europe. We continued to benefit from improved replacement fleet demand of AWP products and overall market recovery for Cranes in North America. And, lastly, the European market remained soft for the remaining Crane and MP product lines.

We continued to make good progress on adjusted gross margin-improving to 20.2%, 270 basis points better than the fourth quarter of 2011-by focusing on price realization and the benefits of prior cost reduction actions which fully offset the impact of the net sales decline on adjusted gross profit.

We continue to remain vigilant regarding SG&A expense; however, necessary investments in new product development and expanded market coverage for both sales and product support offset the ongoing cost reduction activities. Adjusted income from operations for the fourth quarter was $77 million, or 4.5% of net sales which increased close to 70 basis points when compared to the fourth quarter of 2011.

Net interest and other expense were favorable over the prior year quarter mainly due to the effective interest rate decline.

The effective tax rate, after adjustments, was 45% in the fourth quarter of 2012 compared to 16% in the comparable prior year quarter, which negatively impacted the year-over-year comparison. This was mainly due to discrete benefits in the prior year period that did not re-occur and the higher impact in the current period of losses for which no tax benefit was realized.

For the quarter, adjusted EPS was $0.19 compared to $0.25 in the fourth quarter of 2011. As reported loss per share for the fourth quarter of 2012 was $0.28 versus a loss of $0.04 for the comparable prior year quarter. I will walk through a bridge detailing the adjustments in a moment. Net working capital as a percentage of annualized sales was 27%, an increase from 25% reported in the fourth quarter of 2011. The increase was largely due to the year-over-year sales decline and softening demand in some segments, mainly in Construction and Cranes. Given the significance of customer advances, we have now included this in the calculation of working capital for all periods.

Return on Invested Capital of 8.0% increased from 3.7% as our profitability continues to be the main improvement factor when compared to prior year period.

Turning to page 6, we focused on some major initiatives in 2012 that position us for improving results in the future. We opportunistically restructured the majority of our debt to reduce the average cost and extend maturities by roughly four years. Our improved profitability and debt actions reduced our adjusted net debt to EBITDA ratio from 4.9 times in 2011 to 2.3 times in 2012. The debt restructuring charges impacted EPS in the fourth quarter by $0.18 and $0.40 for the full year.

We have taken significant actions in the Construction segment. These included the announced agreement to sell our Brazilian and U.S. asphalt product businesses, and the intent to divest the remaining roadbuilding product lines manufactured in the Oklahoma City facility. We took charges in the fourth quarter of approximately $0.09 per share. We will likely have some additional charges in 2013 related to these divestitures when they are finalized. We have also announced the intent to exit or sell certain compact construction equipment component manufacturing businesses in Germany. This impacted the fourth quarter by approximately $0.10 per share. Lastly, we have developed a plan to distribute our compact construction products through alternative channels, providing needed manufacturing capacity utilization. The ongoing integration of the MHPS businesses positively impacted results for 2012 by approximately $13 million and we are on track to exceed our annual savings target of $35 million by 2013. We had a $0.04 per share charge in the fourth quarter and $0.08 per share charge for the full year related to projects in this integration effort.

Turning to page 7, we have displayed the reconciliation of the fourth quarter adjustments, most of which I have just discussed. In the other items column, $0.05 per share of the total $0.06 relates to accruals for Brazilian post-employment benefits, where government requirements have recently been clarified. This impacted the MHPS segment operations. Page 17 in the appendix displays the adjustments related to the fourth quarter of 2011.

Turning to page 8, backlog for orders deliverable during the next twelve months was approximately $2.0 billion at end of 2012, an increase of approximately 17% from the third quarter of 2012 and a decrease of approximately 7% from the end of 2011.

The sequential increase was driven largely by the recurring fleet orders in AWP. AWP had its highest bookings level in more than four years. The Construction segment backlog increased by approximately 56% from the period ended September 30, 2012 primarily due to a large annual order for material handlers in Germany, increased demand for the Company's re-designed concrete mixer trucks, and initial orders from the previously announced distribution agreement for skid steer loaders.

The Cranes backlog decreased primarily due to lower demand for all-terrain cranes in most European markets due to macro-economic headwinds. This was largely offset by continued strong demand in North America for rough terrain and truck cranes.

MHPS backlog decreased primarily due to a decrease in orders for mobile harbor cranes and industrial cranes, mostly due to a dampened European economic environment. This was partially offset by a portion of the large automated port equipment orders placed in July 2012 now being recognized within the reported twelve-month backlog.

The Company's MP segment experienced a sequential increase in backlog mainly due to increased demand in North America. The year-over-year backlog decline reflected continued weakness in orders from European customers as compared to the end of 2011.

On page 9, we have displayed the full year results from continuing operations. Net sales increased 13% for the year but, excluding the effect of the Demag Cranes AG acquisition, the base businesses increased only 3% as we focused more on what we felt we could control in an inconsistent market. Margin improvement through price realization and cost reduction supported the strong results and operating margin improvement of 340 basis points over the prior year to improve 6.4% from 3.0% in 2011. EPS as adjusted was $1.83 in 2012 compared to $0.46 in 2011. The adjustments, which are detailed on pages 18 and 19 for the full year 2012 and 2011, largely reflect the impact of the debt restructuring and other improvement activities we undertook to position ourselves for a stronger future.

Before I turn it back to Ron, I would like to supplement his outlook commentary for 2013 with some basic assumptions. We expect a tax rate of 36%, which is slightly higher than the 35% rate in 2012, due to increased income in higher tax jurisdictions, particularly the United States. Other expense is anticipated to be approximately $40 million - which includes the Demag Cranes shareholder guaranteed payment, debt amortization costs and other items. Share count is expected to be $117 million. We expect capital expenditures of roughly $130 million. Cash taxes are expected to be approximately $180 million. Now, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Phil. Turning to page 10, let me provide some more detail relative to our 2013 outlook. We are expecting net sales of between $7.9 to $8.3 billion which is an 8% to 13% increase. We are expecting a gross margin of about 21%, slightly up from the adjusted 2012 level, an SG&A rate of about 13%, slightly down from 2012, and an income from operations of between $600 to $650 million which results in an earnings per share of $2.40 to $2.70 (excluding restructuring and unusual items) or an EPS growth of approximately 30% to 45%. We expect about 40% to 45% of the annual EPS to be in the first half of the year with the second quarter representing about 75% to 80% of the first half's earnings.

On page 11, we detail how we anticipate net sales to develop for the year by segment. I would like to highlight that I believe net sales will start slowly in 2013 and we will have a relatively weak first quarter, but we expect to strengthen significantly in the second quarter, with a strong third and fourth quarter, particularly compared with 2012. The AWP segment is the strongest overall from a net sales point of view where we are expecting 15% to 25% growth, driven primarily from a positive replacement cycle in North America and Europe, as well as pricing. We are encouraged by the positive signs we are seeing in Europe. The Construction segment, conversely, will continue to be under net sales pressure, particularly in Europe, and may not grow at all or, under a more optimistic scenario with developing markets and North America expanding, have up to 10% growth potential. We will focus this business on select products and in select markets and we will continue to look for developing deeper relationships with new selling partners.

In the Cranes segment, we are expecting 10% to 20% improvement in net sales. The strength will come from North America, developing markets and new products. We are expecting the European market to bottom out and not be the negative drag it was in 2012. In the MHPS segment, we expect growth of 5% to 10% mainly from large port projects later in the year and some stabilization in our Material Handling business. It is the European Material Handling business that is the softest and we will be working on ways to reduce costs further and adapt to the realities of a softer overall market while focusing on growth in developing markets. And lastly, in the Material Processing segment, we expect a 5% to 15% growth level with new products, continued expansion of North American operations and relative stability everywhere else.

Turning to page 12, we highlight our operating margin outlook. Obviously, net sales growth of 8% to 13% noted on the prior page coupled with a 1% to 2% margin improvement has a significantly positive bottom line impact. We expect a good portion of this improvement to come from our AWP segment where we see increased price realization and increased net sales volume. We are expecting the 2013 margin to be in the 11% to 14% range. While that's a rather large range, we do want to make sure we achieve both growth and profitability. As we get deeper into the recovery it is more critical to protect market share. In the Construction segment we are expecting a very moderate 1% to 3% margin as we do not expect too much benefit from the divestiture and restructuring until later in the year. And in the Crane segment, where we achieved 10.4% adjusted operating margin in 2012, we are expecting a 10% to 12% operating margin as we benefited from the cost reductions and margin improvement efforts that took place in 2012, but now we will focus on growth again, particularly the non-EU markets.

The MHPS segment will not see significant margin improvements in 2013, but we are expecting margins of 3% to 5% and let me remind you that this business carries a higher D&A than many of our other businesses and we are seeing the EBITDA margin for this business in the range of 6% to 8% for the year. However, there will be further changes during the year that adapt the structural cost to the realities of the current market. There may be some charges for these changes that we have not yet anticipated. In the Material Processing segment, we are expecting an 11% to 13% margin compared with the 11.3% of 2012. Overall, we expect a 7% to 8% operating margin compared with the adjusted 6.4% achieved in 2012.

Turning to page 13, and probably the most important strategic page in the presentation, is what does this really mean for who we are at Terex? Essentially, we have transitioned ourselves to becoming a lifting and material handling solutions company. That Company is focused on operational improvement, not acquisitions, as the main driver of future financial performance. The businesses that we are managing today are leaders in substantially all of the product categories where we compete. We are geographically diverse, which we believe will allow us to capture global opportunities, and our focus will continue to be on profitable growth with consistent cash generation.

Turning to page 14, this slide shows how we expect to drive the Company's performance to achieve the 2015 goals mentioned earlier in this conference call. We will spend more time on this at our planned investor day on March 20th in New York City. The bottom line is net sales is expected to grow from $7.3 billion in 2012 to approximately $10 billion and we expect our operating profit to rise from about $468 million as adjusted in 2012 to approximately $1 billion as adjusted in 2015. You can see where we expect this performance to come from relative to each segment. Obviously segment by segment forecasting at this stage is difficult and may change over time, although given what we know about our activities we believe these are reasonable goals for each and every one of these leading businesses.

Let me summarize on page 15. We had solid execution in 2012 of the goals that we set at the beginning of the year. There were challenging market conditions, particularly in the back half of the year, but the Company is much stronger today than it was a year ago. We have repositioned ourselves as a lifting and material handling solutions company, and we are optimistic about our 2013 outlook which indicates net sales will grow between 8% to 13% and an EPS of $2.40 to $2.70 (excluding restructuring and unusual items) with free cash flow in excess of $500 million, and a continued focus to pay down debt. And, as we reflect overall on the 2015 goals, the $10 billion of net sales results in a $5.00 plus EPS with a 15% return on invested capital. We remain focused on improving the things we can control and addressing the strategic and structural issues of our underperforming businesses.

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